EXHIBIT 99.1

For Immediate Release

MERCER INTERNATIONAL INC. COMPLETES PRIVATE ADD-ON OFFERING OF
$200 MILLION OF 2025 SENIOR NOTES

NEW YORK, NY, October 3, 2019 – Mercer International Inc. (Nasdaq: MERC) (the "Company") today announced that it has completed its previously announced private offering of $200.0 million in aggregate principal amount of 7.375% senior notes due January 15, 2025 (the "Additional Notes"). The Additional Notes were issued at 102.75% of their principal amount, plus accrued interest from July 15, 2019, for a yield to worst of 6.435%.

The Additional Notes were issued as additional notes under the indenture dated December 7, 2018, pursuant to which the Company previously issued $350.0 million aggregate principal of 7.375% senior notes due 2025. The net proceeds of the offering will be used to redeem $100.0 million in principal amount of the Company's 7.750% senior notes due 2022 (the "2022 Notes") and for general corporate purposes, including discretionary capital projects at the Company's mills.

The Additional Notes were sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the "Securities Act"), and outside the United States to non-U.S. persons in reliance on Regulation S under the Securities Act.  The Additional Notes have not been registered under the Securities Act or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption form, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Additional Notes in any state in which such offer, solicitation or sale would be unlawful.

Mercer International Inc. is a global forest products company with operations in Germany and Canada with consolidated annual production capacity of 2.2 million tonnes of pulp and 550 million board feet of lumber. To obtain further information on the company, please visit its web site at http://www.mercerint.com.

The preceding includes forward looking statements which involve known and unknown risks and uncertainties which may cause our actual results in future periods to differ materially from forecasted results. In particular, statements about our plans or intentions regarding the intended use of proceeds of the Additional Notes and the completion of the redemption of the 2022 Notes are forward-looking statements and may not necessarily occur. Among those factors which could cause actual results to differ materially are the following: the highly cyclical nature of our business, raw material costs, our level of indebtedness, competition, foreign exchange and interest rate fluctuations, expenditures for capital projects, environmental regulation and compliance, disruptions to our production, market conditions and other risk factors listed from time to time in our SEC reports.

APPROVED BY: Jimmy S.H. Lee Executive Chairman (604) 684-1099 David M. Gandossi Chief Executive Officer (604) 684-1099